EXHIBIT 99.1

HARTMAN COMMERCIAL PROPERTIES REIT
ANNOUNCES SECOND QUARTER 2004 EARNINGS

Houston, Texas – August 1, 2004:

Hartman Commercial Properties REIT (the “Company”) today announced the results of its second quarter of 2004, ending June 30, 2004. The Company is a Houston, Texas based real estate investment trust with 33 income-producing properties, including holdings in the retail, office and industrial/warehouse segments of the commercial property industry. The Company was formed in 1998 through the consolidation of numerous private limited partnerships sponsored by Hartman Management, L.P. For more information on the Company, please contact Hartman’s headquarters at (713) 467-2222 or (800) 880-2212.

On July 28, 2004, the Company changed its state of organization from Texas to Maryland pursuant to a merger into a Maryland real estate investment trust formed by the Company for the sole purpose of this reorganization. In conjunction with this reorganization, each outstanding common share of beneficial interest was converted into 1.42857 common shares of beneficial interest of the surviving Maryland entity. The financial information provided in this announcement reflects adjustments for this recapitalization where noted.

•	Net income was $956,521 for the second quarter of 2004, as compared with $1,050,005 in the second quarter of 2003. This represents $.195 ($.136 as adjusted for the recapitalization) per common share for the second quarter of 2004 as compared with $.214 ($.15 as adjusted for the recapitalization) per common share for the second quarter of 2003.

•	Revenues for the second quarter of 2004 were $6,095,742, as compared with $5,485,617 for the second quarter of 2003. This represents an 11.1% increase when comparing the second quarter of 2004 to the same period in 2003.

•	Occupancy for the overall portfolio was reported at 87.5% for the second quarter of 2004 as compared with 88.9% for the second quarter of 2003.

•	The Board of Trust Managers of the Company declared a dividend of $.25 ($.175 as adjusted for the recapitalization) per common share for the second quarter of 2004, the same as for the second quarter of 2003. This dividend represents a distribution of $1.00 ($.70 as adjusted for the recapitalization) per share on an annualized basis. The dividend will be paid in three equal installments beginning in July 2004.

Hartman Management, Inc.
1450 West Sam Houston Parkway North, Suite 100
Houston, Texas 77043-3124
(713) 467-2222
Fax (713) 973-8912

The Company was able to maintain its $.25 ($.175 as adjusted for the recapitalization) dividend this quarter because expenses were lower than usual. Second quarter occupancy continued to show the effects of last year’s downturn in the Houston economy. Management expects to increase the occupancy this year and increase dividends as the occupancy climbs.

The Company filed a Registration Statement on Form S-11 with the Securities and Exchange Commission on December 31, 2003 in connection with a proposed offering of the Company’s shares of beneficial interest. The offering is still under review by the various states’ securities commissions and has not yet become effective. The shares being registered by the Company may not be offered or sold, nor may offers to buy be accepted, until the time that the registration statement becomes effective. In addition, no shares will be sold in any state in which such offer, solicitation or sale would be unlawful under the securities laws of such state. No state has passed on or endorsed the merits of the proposed offering, and any representation to the contrary is unlawful. The Registration Statement, and all the Company’s public filings may be accessed by links on Hartman’s website: (www.hartmanmgmt.com) or by going to the SEC’s website:

(www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001175535&owner=include).

Our overriding objectives continue to be minimization of risk, increasing cash flows and consistent appreciation of assets. We are pleased with the performance of Hartman Commercial Properties REIT, and we are gratified by your support and confidence.

We welcome any comments and suggestions you might have.

Sincerely yours,

Allen R. Hartman

P.S. Please send us your email address if you have not already done so. Simply email us at investorrelations@hartmanmgmt.com. Thank you.

Statements about the Company’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control, that could cause actual results to differ materially from such statements. While the Company believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. Such factors are discussed in the “Risk Factors” section of our Registration Statement on Form S-11, which was filed with the Securities and Exchange Commission on December 31, 2003 and subsequently amended. The Company disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of changed assumptions, new information, future events or otherwise.